News Release

FOR RELEASE:		Investor Contact
Date	October 27, 2016	Gerry Gould, VP-Investor Relations
Time	4:00pm Eastern	(781) 356-9402
gerry.gould@haemonetics.com

Media Contact
Sandra Jesse, Executive VP
(781) 356-9253
sandra.jesse@haemonetics.com

Catherine M. Burzik Joins Haemonetics Board of Directors

Braintree, MA, October 27, 2016 – Haemonetics Corporation (NYSE:HAE) announced the election of Catherine M. Burzik, a highly respected and accomplished senior executive in the healthcare industry, to its Board of Directors. Ms. Burzik successfully led major medical device, diagnostic, diagnostic imaging and life sciences businesses.

Richard J. Meelia, Chairman of Haemonetics’ Board of Directors commented, “Cathy Burzik brings extensive experience as a superb operator and a highly effective value creator in the healthcare industry. She has demonstrated the ability to apply innovative and strategic direction, leading to the creation of significant shareholder value. We welcome her and look forward to her contribution to our Company’s success.”

"Haemonetics’ products and services address the key focal points of the health care industry – providing the best possible clinical outcomes for clinicians and their patients, while managing cost structures.” said Ms. Burzik. "I look forward to joining the Board of Directors and serving the Company's shareholders."

Until the sale of the company in 2012, she served as President, Chief Executive Officer and Director of Kinetic Concepts, Inc., a medical device company specializing in wound care and regenerative medicine. Her prior positions include President of Applied Biosystems Group, a pioneer DNA sequencing company, President of Ortho Clinical Diagnostics and Critikon divisions of Johnson & Johnson and senior positions with MITRE Corporation and Eastman Kodak Company.

Ms. Burzik currently serves on the Boards of Directors of Becton Dickinson & Company (NYSE:BDX) and Xenex Disinfection Services LLC, , and is non-executive chairman of the Board of Directors of StemBioSys, Inc. She previously served on the Boards of Directors of Allscripts, Bausch and Lomb, Cordis Corporation, the San Antonio Branch of the Dallas

Federal Reserve Board, Innovative Trauma Care Ltd., Kinetic Concepts, Inc., and VitaPath Genetics, Inc.

Ms. Burzik is currently a general partner with Targeted Technology Fund II, a fund within Targeted Technologies LLC, an early stage venture capital firm focused on medical device, life sciences and biotech investments. She is also Founder and CEO of the Catherine and Francis Burzik Foundation and has served on a number of non-profit boards. Her education includes a Bachelor’s in Mathematics from Canisius College and a Master’s in Mathematics from the University of Buffalo.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for our customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit http://www.haemonetics.com.